Investor Relations Contact:	Exhibit 99.1
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

SAN JOSE, CA, APRIL 25, 2007 -- Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $443.5 million in the fourth quarter of fiscal 2007, down 2% sequentially from the prior quarter and down 6% compared to the same quarter a year ago. Fourth quarter net income was $87.6 million, or $0.27 per diluted share, and included stock-based compensation expense of $20.1 million.

Net revenues of $1.84 billion in fiscal 2007 represented an increase of 7% from $1.73 billion in the prior fiscal year. Fiscal 2007 net income was $350.7 million, or $1.02 per diluted share, and included $92.5 million of stock-based compensation expense.

As previously announced on February 26, 2007, the Xilinx Board of Directors declared a quarterly cash dividend of $0.12 per outstanding share of common stock, payable on May 30, 2007 to all stockholders of record at the close of business on May 9, 2007.

Additional fourth quarter comparisons are represented in the chart below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2007	Q3 FY 2007	Q4 FY 2006	Q-T-Q	Y-T-Y
Net revenues	$443.5	$450.7	$472.3	-2%	-6%
Operating income	$79.4	$82.2	$119.4	-3%	-34%
Net income	$87.6	$87.5	$110.7	0%	-21%
Diluted earnings per share	$0.27	$0.26	$0.32	4%	-16%

Results Excluding the Effects of Stock-Based Compensation
(In millions, except EPS)

				Growth Rates
	Q4 FY 2007	Q3 FY 2007	Q4 FY 2006	Q-T-Q	Y-T-Y
Net revenues	$443.5	$450.7	$472.3	-2%	-6%
Operating income	$99.5	$103.6	$119.4	-4%	-17%
Net income	$98.5	$102.4	$110.7	-4%	-11%
Diluted earnings per share	$0.30	$0.30	$0.32	0%	-6%

As anticipated, sales decreased in the March quarter driven primarily by declines in defense, wireless and consumer applications. “Sales from wired communication applications, which have been impacted by significant consolidation activity in the telecommunications end market, were up slightly during the quarter after two sequential quarters of steep declines,” said Wim Roelandts, Xilinx chief executive officer. “I view this as an optimistic sign that some stabilization in customer ordering patterns may be returning to this sector.”

Business Review – March Quarter Fiscal 2007

  Total inventory days at Xilinx and distribution were 120 days, up from 118 days last quarter.
  Accounts receivable days sales outstanding were 37, up from 30 in the prior quarter.
  Capital expenditures and depreciation were $63 million and $18 million, respectively.

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2007	FY 2007	FY 2006	Q-T-Q	Y-T-Y
North America	39%	40%	41%	-4%	-10%
Europe	24%	23%	22%	2%	1%
Asia Pacific	26%	25%	23%	4%	4%
Japan	11%	12%	14%	-10%	-22%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2007	FY 2007	FY 2006	Q-T-Q	Y-T-Y
Communications	44%	44%	48%	-2%	-14%
Industrial & Other	30%	31%	27%	-3%	5%
Consumer & Automotive	16%	16%	15%	0%	2%
Data Processing	10%	9%	10%	4%	-9%

Net Revenues by Product*:

	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2007	FY 2007	FY 2006	Q-T-Q	Y-T-Y
New	24%	26%	16%	-7%	43%
Mainstream	52%	52%	58%	-2%	-15%
Base	18%	16%	20%	6%	-18%
Support	6%	6%	6%	3%	-6%

*Products are classified as follows:

New Products: Virtex™-5, Virtex-4, Spartan™-3, and CoolRunner™- II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights –Fiscal 2007:

  Xilinx continued to achieve greater end market diversification in the Consumer and Automotive and Industrial and Other end markets in fiscal 2007. Combined sales from these end markets increased 21% during the fiscal year representing 45% of sales, up from 40% in the prior fiscal year. Within these end markets, sales from defense and consumer applications posted the strongest growth.

  During the year, Xilinx demonstrated its strong commitment to returning value to stockholders by raising its dividend twice and continuing to repurchase its stock. Xilinx’s dividend is currently $0.12 per common share, a yield of approximately 2% and among the highest in the semiconductor industry. This is up from $0.07 per common share at the end of fiscal 2006. Additionally, Xilinx repurchased over 55 million shares of its common stock during fiscal 2007 for $1.43 billion, significantly reducing the outstanding share count.

  Xilinx’s successful introduction of 65nm technology in April 2006 enabled the Company to achieve a significant lead over other PLD competitors. Xilinx currently supplies nearly 100% of the PLD industry’s 65nm sales. Sales from Xilinx’s 65nm Virtex-5 family increased significantly during the quarter approaching $5 million. Xilinx is also the frontrunner in 90nm sales having obtained early leadership with the introduction of its high volume FPGA family, the Spartan-3 family. Xilinx sales from products manufactured using 90nm and 65nm process technologies increased approximately 130% during fiscal 2007 to represent 21% of total sales, up from less than 10% of sales in fiscal 2006.

  Xilinx’s commitment to corporate responsibility was rewarded when the Company was named one of the 100 Best Corporate Citizens for 2007 by CRO/Business Ethics magazine based on strong financial performance and responsible practices concerning environmental and social issues.

Business Outlook – June Quarter Fiscal 2008

  Revenues expected to be up 1% to 5% sequentially.
  Gross margin expected to be approximately 62%.
  Operating expenses are expected to be down approximately 4% to 5% sequentially.
  Other income including interest expense is expected to be approximately $15 million.
  Tax rate is expected to be approximately 21%.
  Fully diluted share count expected to decrease to approximately 302 million shares.

Business Update – June Quarter Fiscal 2008

The Company expects to issue a first quarter business update press release after the market closes on Thursday, June 7, 2007. Financial guidance to the investment community will be limited to the points mentioned in the business update document. Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Mar. 31,	Apr. 1,	Dec. 30,	Mar. 31,	Apr. 1,
	2007	2006	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Net revenues	$443,472	$472,337	$450,725	$1,842,739	$1,726,250
Cost of revenues	168,041	178,193	177,963	718,643	657,119
Gross margin	275,431	294,144	272,762	1,124,096	1,069,131

Operating expenses:
Research and development	98,476	86,396	96,092	388,101	326,126
Selling, general and administrative	95,657	81,888	89,973	375,510	316,302
Amortization of acquisition-related intangibles	1,940	1,929	2,007	8,009	6,976
Litigation settlements and contingencies	-	-	2,500	2,500	3,165
Write-off of acquired in-process research and development	-	4,500	-	-	4,500
Stock-based compensation related to prior years	-	-	-	2,209	-
Total operating expenses	196,073	174,713	190,572	776,329	657,069

Operating income	79,358	119,431	82,190	347,767	412,062
Impairment loss on investments	-	(1,418)	(1,513)	(1,950)	(1,418)
Interest and other, net	21,916	9,762	22,440	85,329	45,958
Income before income taxes	101,274	127,775	103,117	431,146	456,602
Provision for income taxes	13,648	17,034	15,608	80,474	102,453
Net income	$87,626	$110,741	$87,509	$350,672	$354,149
Basic net income per common share	$0.27	$0.32	$0.26	$1.04	$1.01
Diluted net income per common share	$0.27	$0.32	$0.26	$1.02	$1.00
Cash dividends declared per common share	$0.09	$0.07	$0.09	$0.36	$0.28
Common and equivalent shares used in computing net income per share amounts:
Basic	325,115	344,683	334,062	337,920	349,026
Diluted	330,243	350,241	339,669	343,636	355,065

(1) Derived from audited financial statements

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 31,	Apr. 1,
	2007	2006
	(Unaudited)	(1)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$1,137,915	$984,917
Investment in United Microelectronics Corporation, current portion	-	37,285
Accounts receivable, net	182,295	194,205
Inventories	174,572	201,029
Deferred tax assets and other current assets	205,320	230,812
Total current assets	1,700,102	1,648,248
Net property, plant and equipment	413,036	358,257
Long-term investments	675,713	616,296
Investment in United Microelectronics Corporation, net of current portion	67,050	239,209
Other assets	323,454	311,537
Total Assets	$3,179,355	$3,173,547

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$214,317	$218,466
Deferred income on shipments to distributors	89,052	126,558
Total current liabilities	303,369	345,024
Convertible debentures	999,597	-
Deferred tax liabilities	102,329	92,153
Other long-term liabilities	1,320	7,485
Stockholders' equity	1,772,740	2,728,885
Total Liabilities and Stockholders' Equity	$3,179,355	$3,173,547

(1) Derived from audited financial statements

Xilinx, Inc.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Mar. 31,	Dec. 30,	Mar. 31,
	2007	2006	2007
GAAP operating income	$79,358	$82,190	$347,767
Adjustment for stock-based compensation within:
Cost of revenues	1,985	2,292	10,345
Research and development	9,407	10,029	41,610
Selling, general and administrative	8,742	9,123	38,337
Stock-based compensation related to prior years	-	-	2,209
Non-GAAP operating income	$99,492	$103,634	$440,268

GAAP net income	$87,626	$87,509	$350,672
Adjustment for stock-based compensation within:
Cost of revenues	1,985	2,292	10,345
Research and development	9,407	10,029	41,610
Selling, general and administrative	8,742	9,123	38,337
Stock-based compensation related to prior years	-	-	2,209
Provision for income taxes	(9,308)	(6,566)	(26,876)
Non-GAAP net income	$98,452	$102,387	$416,297

GAAP diluted net income per common share	$0.27	$0.26	$1.02
Adjustment for stock-based compensation	0.03	0.04	0.20
Non-GAAP diluted net income per common share	$0.30	$0.30	$1.22

Shares used in GAAP diluted net income per common share calculation	330,243	339,669	343,636
Adjustment for stock-based compensation	(1,526)	(1,161)	(1,819)
Shares used in non-GAAP diluted net income per common share calculation	328,717	338,508	341,817

GAAP gross margin percentage	62.1%	60.5%	61.0%
Adjustment for stock-based compensation	0.5%	0.5%	0.6%
Non-GAAP gross margin percentage	62.6%	61.0%	61.6%

GAAP operating margin percentage	17.9%	18.2%	18.9%
Adjustment for stock-based compensation	4.5%	4.8%	5.0%
Non-GAAP operating margin percentage	22.4%	23.0%	23.9%

GAAP net margin percentage	19.8%	19.4%	19.0%
Adjustment for stock-based compensation	2.4%	3.3%	3.6%
Non-GAAP net margin percentage	22.2%	22.7%	22.6%

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains non-GAAP financial measures that exclude the effects of stock-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), "Share-based Payment" (SFAS 123(R)). The non-GAAP financial measures used by management and disclosed by the Company exclude the statement of income effects of all forms of stock-based compensation and the effects of SFAS 123(R) upon the number of diluted shares used in calculating non-GAAP net income per share. These non-GAAP financial measures are not in accordance with or an alternative for GAAP measures and may be different from, and therefore not comparable to, non-GAAP measures used by other companies. The Company has provided reconciliations of the non-GAAP measures to the most directly comparable GAAP measures. Xilinx believes that the presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures and our reconciliations, provides useful information to management and investors regarding financial and business trends relating to Xilinx’s financial condition and results of operations. For additional information regarding these non-GAAP financial measure s and their use by Company management, see the Form 8-K dated April 25, 2007 that Xilinx has filed with the SEC.